UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 18, 2008

INTEGRATED SURGICAL SYSTEMS, INC.

(Exact name of small Business Issuer as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-12471 (Commission File Number)	68-0232575 (IRS Employer Identification No.)

1433 N. Market Boulevard, Suite 1, Sacramento, California (Address of principal executive offices)	95834 (Zip Code)

(916) 285-9943
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 18, 2008, the Registrant entered into stock purchase agreements with five accredited investors pursuant to which the investors agreed to purchase from the Registrant an aggregate of 2,896,394 shares of common stock of the Registrant at a purchase price per share equal to $0.6042, for an aggregate purchase price of $1,750,000. In connection with the transaction, the Registrant provided demand and piggy-back registration rights to each investor pursuant to a registration rights agreement. The transaction was consummated on April 25, 2008. Certain of the investors are affiliated with MDB Capital Group LLC (“MDB”), an entity that is currently retained by the Registrant to provide investment banking services to the Registrant.

Item 3.02.	Unregistered Sales of Equity Securities.

On April 25, 2008, the Registrant sold an aggregate of 2,896,394 shares of common stock of the Registrant at a purchase price per share equal to $0.6042, for an aggregate purchase price of $1,750,000. The securities were sold in reliance on the exemption from registration provided by Regulation D promulgated under the Securities Act of 1933, as amended.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 25, 2008, Peter B. Mills resigned as Chief Executive Officer of the Registrant. Mr. Mills continues to serve on the Registrant’s board of directors.

On April 25, 2008, the board of directors of the Registrant appointed Christopher A. Marlett and Robert M. Levande to serve as additional members of the board of directors of the Registrant to fill existing vacancies. On the same date, Mr. Marlett was appointed as the Chief Executive Officer of the Registrant. Messrs. Marlett and Levande currently serve as the principal executive and a managing director, respectively, of MDB.

The terms of the stock purchase agreements referenced above in Item 1.01 provide that the Registrant would appoint two new members to its board upon the closing of the equity investment. Following the closing, MDB has agreed to use best efforts to arrange for an additional equity investment in the Registrant of not less than approximately $1.65 million, after which Mr. Marlett shall be entitled to designate another member to the Registrant’s board at the next annual meeting of stockholders of the Registrant, or earlier upon certain circumstances.

Mr. Marlett has been Co-Founder, Chairman and CEO of MDB since 1997. MDB is an investment banking firm focused on equity financing and capital formation for growth-oriented, micro-cap companies. Mr. Marlett’s experience includes all phases of corporate finance including the completion of initial pubic offerings, secondary offerings, PIPE’s and strategic consulting. In addition, Mr. Marlett has directed several successful mergers of non-operating public companies with cash with operating companies. Prior to forming MDB, Mr. Marlett held the position of Managing Director with Laidlaw Equities, an investment firm focused on financing small capitalization growth companies. He holds a Bachelor of Science degree in Business Administration from the University of Southern California.

Mr. Levande has been Managing Director at MDB since May 2003. From April 2002 to April 2003, he was a Managing Director at Gilford Securities, Inc., an investment firm. Previously, Mr. Levande founded and has served as President of the Palantir Group, Inc., a private consulting firm specializing in providing strategic advice to entrepreneurs in the medical technology industry. From 1972 to 1998, he held various managerial positions with Pfizer Inc., including Vice President—Business Analysis & Development of its Medical Technology Group and Senior Vice President of a major subsidiary, Howmedica Inc. Mr. Levande received his Bachelor of Science degree from the Wharton School of Finance and Commerce of the University of Pennsylvania and his Master of Business Administration degree from Columbia University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Integrated Surgical Systems, Inc. (Registrant)

Dated: April 25, 2008	By:	/s/ Christopher A. Marlett
Christopher A. Marlett, Chief Executive Officer